                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                 AMENDMENT NO. 2
                                       TO
                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                AXCAN PHARMA INC.
                            (Exact name of Registrant
                          as specified in its charter)

                                     CANADA
                         (State or other jurisdiction of
                         incorporation or organization)

                                 Not Applicable
                                (I.R.S. Employer
                               Identification No.)


                        ---------------------------------
                              597 LAURIER BOULEVARD
                             MONT ST-HILAIRE, QUEBEC
                                 CANADA J3H 6C4
                                 (450) 467-5138
(Address, including zip code, and telephone number, including area code, of Registrants' principal executive offices)

If this form relates to the               If this form relates to the
registration of a class of securities     registration of a class of securities
pursuant to Section 12(b) of the          pursuant to Section 12(g) of the
Exchange Act and is effective pursuant    Exchange Act and is effective pursuant
to General Instruction A.(c), please      to General Instruction A.(d), please
check the following box. [ ]              check the following box. [X]

              Securities Act registration statement file number to
                       which this form relates: 333-12068.

     Securities to be registered pursuant to Section 12(b) of the Act: None

     Securities to be registered pursuant to Section 12(g) of the Act:

              TITLE OF CLASS
     Common Shares

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

                  The information relating to the Registrants' securities required by Item 202 of Regulation S-K is hereby incorporated by reference to the information presented under the caption "Description of Share Capital" in the Registrants' Registration Statement on Amendment No. 1 to Form F-10 (Registration No. 333-12068 filed with the Commission on June 23, 2000, and the same sections in the Prospectus to be filed pursuant to Rule 424(b) which are deemed to be incorporated by reference herein.

Item 2. EXHIBITS*

         3.1 Photofrin(TM) Purchase and Sale Agreement by and between the Company and QLT Phototherapeutics Inc. (British Columbia) and
                  QLT Phototherapeutics Inc. (Delaware) dated April 28, 2000.

         3.2      Exclusive Development/License/Supply Agreement between Eurand
                  International S.p.A. and Axcan Scandipharm Inc. for the development of EURAND MINITABS(R) Pancrelipase with HP55 coating dated May 16, 2000.

         3.3      Share Subscription Agreement by and between QLT
                  Phototherapeutics Inc. and the Company dated April 28, 2000.

         3.4      Share Purchase Agreement dated May 30, 2000 between the
                  Company, Baxter Corporation ("Baxter") and 9067-2981 Quebec
                  Inc. regarding Baxter's purchase of the Company's fifty percent (50%) equity interest in Althin Biopharm Inc.

         3.5 Termination Agreement and Release dated May 30, 2000 between the Company, 9067-2981 Quebec Inc., Althin Medical AB and
                  Althin Biopharm Inc. regarding the termination of a certain shareholders' agreement between the above-named parties dated
                  December 15, 1995.

         3.6      Letter Agreement dated June 21, 2000 between the Company and
                  Chase Securities Inc. ("Chase") regarding the services to be provided by Chase to the Company in connection with the placement of the Company's common stock.

         4.1 Audited consolidated financial statements of the Company for the years ended September 30, 1999 and 1998, together with the auditors' report thereon, and management's discussion and analysis, contained in the Company's annual report for the year ended September 30, 1999 as set forth in Exhibit 4.4.

         4.2 Unaudited consolidated financial statements of the Company for the six months ended March 31, 2000 and 1999 contained in the Company's Material Change Report and Notice of Material Change dated May 24, 2000 as set forth in Exhibit 4.8.

         4.3      Annual Information Form of the Company filed in Canada dated
                  February 17, 2000, for the year ended September 30, 1999.

         4.4      Annual Report of the Company filed in Canada dated January 24,
                  2000 for the year ended September 30, 1999.

         4.5      Management Proxy Solicitation Circular of the Company dated
                  January 18, 2000 distributed in connection with the annual meeting of the shareholders of the Company held on February
                  24, 2000.

         4.6      Material Change Report and Notice of Material Change of the
                  Company filed in Canada dated May 1, 2000 (relating to the acquisition of Photofrin(TM)).

         4.7      Material Change Report and Notice of Material Change of the
                  Company filed in Canada dated May 9, 2000 (relating to the sale of Althin Biopharm Inc.).

         4.8      Material Change Report and Notice of Material Change of the
                  Company filed in Canada dated May 24, 2000 (relating to the release of second quarter financials, filing of an NDA submission and execution of a new supply agreement with Eurand).

         4.9      Material Change Report and Notice of Material Change of the
                  Company filed in Canada dated May 31, 2000 (relating to the closing of the sale of Althin Biopharm, Inc.).

         4.10     Material Change Report and Notice of Material Change of the
                  Company filed in Canada dated June 1, 2000 (relating to the filing of the preliminary prospectus).

         4.11     Material Change Report and Notice of Material Change of the
                  Company filed in Canada dated June 9, 2000 (relating to the closing of the acquisition of Photofrin(TM).

         5.1      Consent of Lapointe Rosenstein.

         5.2      Consent of Paul, Hastings, Janofsky & Walker LLP.

         5.3      Consent of Raymond, Chabot, Grant Thornton.

         5.4      Consent of Ernst & Young LLP.

         6.1 Powers of Attorney (contained on the signature pages of this Registration Statement on Form F-10).

         * All Exhibits are incorporated by reference to the Exhibits filed with Amendment No. 1 to Form F-10 (Registration
                  No. 333-12068) filed with the Commission on June 23, 2000.


                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                           AXCAN PHARMA INC.


Date: June 27, 2000               By:      /s/ Leon Gosselin
                                           -------------------------------------
                                           Leon Gosselin,
                                           President and Chief Executive Officer